CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 47 to the Registration Statement on Form N-1A of Fidelity Advisor Series II: Fidelity Advisor Government Investment Fund, Fidelity Advisor Short Fixed-Income Fund, and Fidelity Advisor High Yield Fund of our reports dated December 15, 1998 on the financial statements and financial highlights included in the October 31, 1998 Annual Reports to Shareholders of Fidelity Advisor Government Investment Fund, Fidelity Advisor Short Fixed-Income Fund, and Fidelity Advisor High Yield Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

       /s/PricewaterhouseCoopers LLP
          PricewaterhouseCoopers LLP
          Boston, Massachusetts
          December 21, 1999